                                                                   Exhibit 3.1

                          CERTIFICATE OF AMENDMENT OF
                            THE AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                             FOUNDRY NETWORKS, INC.


     The undersigned, Bobby R. Johnson, Jr. and Joshua L. Green, hereby certify that:

     1. They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of said corporation, which was incorporated on May 22, 1996, under the name Perennium Networks, Inc., and changed its name to StarRidge Networks, Inc., on June 5, 1996, and to Foundry Networks, Inc., on January 22, 1997.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on May 22, 1996.

     3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends Article IV(A) of this corporation's Certificate of Incorporation to read in its entirety as follows:


          "(A)  Classes of Stock.  The Corporation is authorized to issue two
                ----------------
     classes of stock to be designated, respectively, "Common Stock" and
                                                       ------------
     "Preferred Stock."  The total number of shares which the Corporation is
     ----------------
     authorized to issue is Three Hundred Five Million (305,000,000) shares, each with a par value of $0.0001 per share. Three Hundred Million (300,000,000) shares shall be Common Stock and Five Million (5,000,000) shares shall be Preferred Stock."

     4. The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors in accordance with the applicable provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     Executed at San Jose, California, on June 21, 2000.


                                      /s/ Bobby R. Johnson, Jr.
                                      -------------------------
                                      Bobby R. Johnson, Jr., Chief Executive
                                      Officer


                                      /s/ Joshua L. Green
                                      -------------------
                                      Joshua L. Green, Secretary